JOS. A. BANK CLOTHIERS, INC.
                                 EXHIBIT 21.1a

                                  SUBSIDIARIES


The Joseph A. Bank Mfg. Co., Inc., a New Jersey corporation.

National Tailoring Services, Inc., a Delaware corporation.

Jos. A. Bank of Fishkill, Inc., a Maryland corporation.